Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

97.5% Principal Protected Three Asian Currency Basket Bull Notes Due June 2009
Final Term Sheet

Aggregate Principal Amount:	$46,239,000. The Aggregate Principal Amount may be increased prior to the Issue Date and, in that event, additional Notes may be sold at a different Issue Price.

Pricing Date:	November 22, 2007

Issue Date:	December 13, 2007

Maturity Date:

June 13, 2009 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Basket Currencies:	Chinese Renminbi (“CNY”), Malaysian Ringgit (“MYR”) and Singapore Dollar (“SGD”).

CCY Initial:	The 18-month forward exchange rates for each Basket Currency, as calculated on the Pricing Date, which are:

CNY per U.S. Dollar (“USD”) = 6.5900

MYR per USD = 3.3100

SGD per USD = 1.4160

CCY Final:

For each Basket Currency, the spot exchange rate between such Basket Currency and the U.S. Dollar expressed as the amount of the applicable Basket Currency unit per USD for customary settlement in the spot foreign exchange market as determined by the

Calculation Agent in its sole discretion at 10:00 a.m. (New York time) on the Determination Date on the following Reuters Pages:

CNY = SAEC

MYR = ABSIRFIX01

SGD = ABSIRFIX01

Redemption Amount:	On the Maturity Date an amount which will be:

113.50% of the principal amount of your note, if the Basket Performance is equal to or greater than 1%; or

97.5% of the principal amount of your note, if the Basket Performance is less than 1%.

Determination Date:	May 21, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the next day that is a Business Day.

CUSIP:	00254EDM1

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.